                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 29549

                             ----------------------

                                 AMENDMENT NO. 1
                                       TO
                                 SCHEDULE 14D-1
               TENDER OFFER STATEMENT PURSUANT TO SECTION 14(d)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                                       AND
                                  SCHEDULE 13D
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 13)


                              SHELTER PROPERTIES V
                            (Name of Subject Company)

                             AIMCO PROPERTIES, L.P.
                                    (Bidder)

                      UNITS OF LIMITED PARTNERSHIP INTEREST
                         (Title of Class of Securities)

                                      NONE
                      (CUSIP Number of Class of Securities)



                                 PATRICK J. FOYE
                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                     1873 SOUTH BELLAIRE STREET, 17TH FLOOR
                             DENVER, COLORADO 80222
                                 (303) 757-8101
            (Name, Address and Telephone Number of Person Authorized
           to Receive Notices and Communications on Behalf of Bidder)

                             ----------------------

                            CALCULATION OF FILING FEE


-----------------------------------------------------------------------------------------------------
Transaction Valuation*     $7,197,571                                 Amount of Filing Fee: $1,439.51
-----------------------------------------------------------------------------------------------------

* For purposes of calculating the fee only. This amount assumes the purchase of 13,230.83 units of limited partnership interest of the subject partnership for $544 per unit. The amount of the filing fee, calculated in accordance with Section 14(g)(1)(B)(3) and Rule 0-11(d) under the Securities Exchange Act of 1934, as amended, equals 1/50th of one percent of the aggregate of the cash offered by the bidder.

[ ] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number or the form or schedule and the date of its filing.


Amount Previously Paid: $1,439.51        Filing Parties:  AIMCO Properties, L.P.


Form or Registration No.: Schedule 14D   Date Filed:  June 10, 1999




                         (Continued on following pages)

       AMENDMENT NO. 1 TO SCHEDULE 14D-1/AMENDMENT NO. 13 TO SCHEDULE 13D


                  This Statement (the "Statement") constitutes (a) the initial
Schedule 14D-1 of AIMCO Properties, L.P. (the "AIMCO OP"), relating to AIMCO OP's offer to purchase units of limited partnership interest ("Units") of Shelter Properties V (the "Partnership"); and (b) Amendment No. 13 to the
Schedule 13D (the "Schedule 13D") originally filed with the Securities and Exchange Commission (the "Commission") on May 31, 1995, by Insignia Financial Group, Inc. ("Insignia") and SP V Acquisition, L.L.C. ("SP V"), as amended by
(i) Amendment No. 1, filed with the Commission on June 14, 1995, by Insignia and SP V, (ii) Amendment No. 2, filed with the Commission on June 21, 1995, by Insignia and SPIA, (iii) Amendment No. 3, filed with the Commission on July 12, 1995 by Insignia and SP V, (iv) Amendment No. 4, filed with the Commission on November 22, 1995, by Insignia and SP V, (v) Amendment No. 5, filed with the Commission on April 25, 1997, by Insignia, Insignia Properties, L.P. ("IPLP"), SP V, Insignia Properties Trust ("IPT") and Andrew L. Farkas, (vi) Amendment No. 6, filed with the Commission on June 20, 1997, by Insignia, IPLP, IPT and Andrew
L. Farkas, (vii) Amendment No. 7, filed with the Commission on July 21, 1998, by Cooper River Properties, L.L.C. ("Cooper River"), Insignia, IPLP, IPT and Andrew
L. Farkas, (viii) Amendment No. 8, filed with the Commission on August 18, 1998, by Cooper River, Insignia, IPLP, IPT and Andrew L. Farkas, (ix) Amendment No. 9, filed with the Commission on August 24, 1998, by Cooper River, Insignia, IPLP, IPT and Andrew L. Farkas, (x) Amendment No. 10, filed with the Commission on September 24, 1998, by Cooper River, Insignia, IPLP, IPT and Andrew L. Farkas,
(xi) Amendment No. 11, filed with the Commission on October 26, 1998, by Cooper River, IPLP, IPT,, AIMCO OP, AIMCO-GP, Inc. ("AIMCO-GP") and Apartment Investment and Management Company ("AIMCO"), and (xii) Amendment No. 12, filed with the Commission on June 10, 1999, by Cooper River, AIMCO/IPT, Inc. ("AIMCO/IPT"), IPLP, AIMCO OP, AIMCO-GP and AIMCO. The item numbers and responses thereto are set forth below in accordance with the requirements of
Schedule 14D-1.

ITEM 11.   MATERIAL TO BE FILED AS EXHIBITS.

           (a)(1)   Offer to Purchase, dated June 9, 1999 (previously filed).
           (a)(2)   Letter of Transmittal and related Instructions.
           (a)(3) Letter, dated June 9, 1999, from AIMCO OP to the Limited Partners of the Partnership (previously filed).
           (a)(4)   Supplement to Offer to Purchase, dated July 8, 1999.
           (a)(5) Letter, dated July 8, 1999, from AIMCO OP to the Limited Partners of the Partnership.
           (b) Amended and Restated Credit Agreement (Unsecured Revolver-to-Term Facility), dated as of October 1,
                    1998, among AIMCO OP, Bank of America National Trust and Savings Association, and BankBoston, N.A.
                    (Exhibit 10.1 to AIMCO's Current Report on Form 8-K, dated October l, 1998, is incorporated herein by this reference).
           (b)(2)   First Amendment to Credit Agreement, dated as of
                    November 6, 1998, by and among AIMCO OP, the financial institutions listed on the signature pages thereof and Bank of America National Trust and Savings Association (Exhibit 10.2 to AIMCO's Annual Report on Form 10-K for the fiscal year ended
                    December 31, 1998, is incorporated herein by this reference).
           (c)      Not applicable.
           (d)      Not applicable.
           (e)      Not applicable.
           (f)      Not applicable.
           (z)(1) Agreement of Joint Filing, dated June 9, 1999, among AIMCO, AIMCO-GP, AIMCO OP, AIMCO/IPT, IPLP and Cooper River (previously filed).

                                    SIGNATURE

                  After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  July 8, 1999

                                   COOPER RIVER PROPERTIES, L.L.C.

                                   By: /s/ Patrick J. Foye
                                      ----------------------------------
                                        Executive Vice President

                                   AIMCO/IPT, INC.

                                   By: /s/ Patrick J. Foye
                                      ----------------------------------
                                        Executive Vice President

                                   INSIGNIA PROPERTIES, L.P.

                                   By:  AIMCO/IPT, INC.
                                        (General Partner)

                                   By: /s/ Patrick J. Foye
                                      ----------------------------------
                                        Executive Vice President

                                   AIMCO PROPERTIES, L.P.

                                   By: AIMCO-GP, INC.
                                        (General Partner)

                                   By: /s/ Patrick J. Foye
                                      ----------------------------------
                                        Executive Vice President

                                   AIMCO-GP, INC.

                                   By: /s/ Patrick J. Foye
                                      ----------------------------------
                                        Executive Vice President

                                   APARTMENT INVESTMENT
                                   AND MANAGEMENT COMPANY

                                   By: /s/ Patrick J. Foye
                                      ----------------------------------
                                        Executive Vice President

                                  EXHIBIT INDEX


EXHIBIT NO.                    DESCRIPTION
-----------                    -----------
   (a)(1)           Offer to Purchase, dated June 9, 1999 (previously filed).
   (a)(2)           Letter of Transmittal and related Instructions.
   (a)(3)           Letter, dated June 9, 1999, from AIMCO OP to the Limited
                    Partners of the Partnership (previously filed).
   (a)(4)           Supplement to Offer to Purchase, dated July 8, 1999.
   (a)(5)           Letter, dated July 8, 1999, from AIMCO OP to the Limited
                    Partners of the Partnership.
   (b)              Amended and Restated Credit Agreement (Unsecured
                    Revolver-to-Term Facility), dated as of October 1,
                    1998, among AIMCO OP, Bank of America National Trust
                    and Savings Association, and BankBoston, N.A.
                    (Exhibit 10.1 to AIMCO's Current Report on Form 8-K,
                    dated October l, 1998, is incorporated herein by this
                    reference).
   (b)(2)           First Amendment to Credit Agreement, dated as of
                    November 6, 1998, by and among AIMCO OP, the
                    financial institutions listed on the signature pages
                    thereof and Bank of America National Trust and
                    Savings Association (Exhibit 10.2 to AIMCO's Annual
                    Report on Form 10-K for the fiscal year ended
                    December 31, 1998, is incorporated herein by this
                    reference).
   (c)              Not applicable.
   (d)              Not applicable.
   (e)              Not applicable.
   (f)              Not applicable.
   (z)(1)           Agreement of Joint Filing, dated June 9, 1999, among
                    AIMCO, AIMCO-GP, AIMCO OP, AIMCO/IPT, IPLP and Cooper
                    River (previously filed).



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